EXHIBIT 3.27(b)

WRITTEN CONSENT OF THE SOLE MEMBER AND OPERATING AGREEMENT
OF
CHEYENNE DATA CENTER L.L.C.
AS OF MARCH 1, 2017

The undersigned, Hughes Satellite Systems Corporation, a Colorado corporation (the “Member”), being the sole member of Cheyenne Data Center L.L.C., a Colorado limited liability company (the “Company”), in lieu of holding an organizational meeting, hereby adopts the following operating agreement and resolutions by this written consent (this “Consent”) in accordance with the Colorado Limited Liability Company Act, as amended (the “Act”):

1.	Discharge of Organizer.

NOW, THEREFORE BE IT RESOLVED, that the organizer of the Company is hereby forever discharged, released, and indemnified by the Company from and against any and all expense or liability actually incurred by the organizer by reason of having been the organizer of the Company; and be it further

2.	Adoption of the Articles of Organization.

RESOLVED, that the Articles of Organization which were filed in the office of the Colorado Secretary of State on March 1, 2017, are hereby approved and adopted, and that said Articles of Organization shall be placed in the records of the Company; and be it further

3.	Appointment of Officers.

RESOLVED, that the Company hereby appoints the following officers of the Company to act with the authority customarily exercised by officers of a Corporation formed under Colorado law holding corresponding titles:

Name	Title
Michael T. Dugan	President, Chief Executive Officer
David J. Rayner	Executive Vice President, Chief Financial Officer and Treasurer
Dean A. Manson	Executive Vice President, General Counsel and Secretary
Joseph Turitz	Vice President, Associate General Counsel and Assistant Secretary

; and be it further

4.	Banking

RESOLVED, that the Company shall open bank accounts as deemed necessary by any officer of the Company for the operation of the Company’s business, and each office is authorized and directed to execute, acknowledge and deliver any and all documents as may be required to open accounts and borrow funds from a bank with such additional provisions and restrictions as the office in his or her discretion deems appropriate; and be it further

5.	Payment of Organizational Expenses

RESOLVED, that the Company is authorized and directed to pay all charges and expenses incident to or arising out of the organization of the Company and to reimburse the organizer which has advanced said charges and expenses on behalf of the Company in connection with the organization of the Company; and be it further

6.	Miscellaneous

RESOLVED, that the officers be, and each one of them acting alone or with one or more other officers hereby is, authorized and directed to do any and all acts and to execute any and all documents necessary or appropriate to carry out the foregoing resolutions; and be it further

RESOLVED, that any actions taken on behalf of the Company prior to the date of this Consent by the organizer of the Company, are hereby approved and ratified in all respects.

The action taken by this Consent shall have the same force and effect as if taken by the undersigned at an organizational meeting, duly called and constituted pursuant to the Act.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, hereby consents to, approves, and adopts the foregoing resolutions effective as of the date first written above.

SOLE MEMBER

Hughes Satellite Systems Corporation

By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Executive Vice President, General Counsel and Secretary